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Exhibit 10.44

LOAN AGREEMENT

BY AND BETWEEN

CIB BANK
20527 SOUTH LAGRANGE ROAD
FRANKFORT, ILLINOIS 60423

AND

FLORIDA GAMING CENTERS, INC.

AND

CITY NATIONAL BANK OF FLORIDA, as Trustee

DATED AS OF October 31, 2001

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ARTICLE 6 THE BORROWER'S AGREEMENTS		43
SECTION 6.1	Closing of Loan on or Prior to Loan Closing Date	43
SECTION 6.2	Inspection by the Lender	44
SECTION 6.3	Mechanics' Liens	44
SECTION 6.4	Condemnation	44
SECTION 6.5	Proceedings to Enjoin or Prevent Operations	44
SECTION 6.6	Lender's Fees and Expenses	45
SECTION 6.7	Lender's Actions for Own Protection Only	45
SECTION 6.8	Tax Returns; Material Adverse Changes; Books and Records	45
SECTION 6.9	Documents of Further Assurance	45
SECTION 6.11	No Additional Debt	45
SECTION 6.11	Mortgage	46
SECTION 6.12	Compliance with Laws	46
SECTION 6.13	Business Purpose	46
SECTION 6.14	Transfer of Premises; Change in Ownership	46
SECTION 6.15	Leases	46
SECTION 6.16	Brokerage Indemnity	47
SECTION 6.17	Financial Statements	47
SECTION 6.19	Depository Relationship	47
SECTION 6.20	Operation of Premises	47
SECTION 6.21	Management and Franchise Agreements	47
SECTION 6.22	Initial Reservation of Warrant Shares	47
SECTION 6.23	Warrant Shares	47
SECTION 6.24	Financial Covenants	48
SECTION 6.25	Environmental Matters	48
ARTICLE 7 INSURANCE		49
SECTION 7.1	Insurance Policies	49
SECTION 7.2	Illinois Insurance Notice	49
ARTICLE 8 CASUALTIES		50
SECTION 8.1	Lender's Election to Apply Insurance Proceeds to Indebtedness	250
SECTION 8.2	Borrower's Obligation to Rebuild and Use of Proceeds Therefor	50
ARTICLE 9 DEFAULTS		52
SECTION 9.1	Events of Default	52

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EXHIBITS
EXHIBIT A-1	Legal Description of Miami Premises	59
EXHIBIT A-2	Legal Description of Fort Pierce Premises	60
EXHIBIT A-3	Legal Description of FGC Property	61
EXHIBIT B-1	Miami Permitted Exceptions	63
EXHIBIT B-2	Fort Pierce Permitted Exceptions	64
EXHIBIT B-3	FGC Permitted Exceptions	64
EXHIBIT C	Warrant Agreement	65
Schedule 4.1(j)	Partnership or Joint Ventures	66
Schedule 4.1(l)	Stock Agreements	67
Schedule 4.1(o)	Litigation	68
Schedule 4.1(aa)	Condemnation	69
Schedule 4.1(bb)	Permits and Licenses	70
Schedule 4.1(dd)	Agreements	61

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LOAN AGREEMENT

    THIS LOAN AGREEMENT (as from time to time amended, modified, restated, supplemented and in effect, this "Agreement") is entered into as of October 31, 2001, by and among FLORIDA GAMING CENTERS, INC., a Florida corporation ("FGCI"), CITY NATIONAL BANK OF FLORIDA, successor by merger to City National Bank of Miami, as Trustee under Trust Agreement dated January 3, 1979 and known as Trust No. 5003471 ("Trustee" and together with FGCI, the "Borrower") and CIB BANK, its successors and assigns ("Lender").

RECITALS

    A.  FGCI owns and operates the real property commonly known as the Miami Jai Alai, located at 3500 NW 37th Street, Miami, Florida and legally described on Exhibit A-1 hereto ("Miami Property"). Trustee owns the real property commonly known as the Fort Pierce Jai Alai, located at 1750 South Kings Highway, Fort Pierce, Florida and legally described on Exhibit A-2 hereto ("Fort Pierce Property" and together with the Miami Property, the "Property").

    B.  The Miami Property is improved with a one and partial five story Jai Alai fronton ("Miami Improvements" and collectively with the Miami Property, the "Miami Premises"). The Fort Pierce Property is improved with a two story Jai Alai fronton ("Fort Pierce Improvements" and collectively with the Fort Pierce Property, the "Fort Pierce Premises"). The Fort Pierce Premises are operated by FGCI, which is the sole beneficiary of the Trust. The Miami Premises and the Fort Pierce Premises are sometimes collectively referred to herein as the "Premises".

    C.  FGCI is a wholly owned subsidiary of Florida Gaming Corporation ("FGC"), a Delaware corporation. FGC owns certain unimproved real property adjacent to the Fort Pierce Property and legally described on Exhibit A-3 hereto ("FGC Property").

    D.  The Borrower has requested that the Lender make a loan to the Borrower in the original principal amount of Four Million Six Hundred Thousand United States Dollars (U.S. $4,600,000) (the "Loan") subject to the terms and conditions contained herein.

AGREEMENTS

    NOW, THEREFORE, for and in consideration of the matters set forth in the foregoing Recitals, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
INCORPORATION OF RECITALS AND EXHIBITS

Incorporation of Recitals

  1.1
  The foregoing Recitals are incorporated in and expressly made a part of this Agreement.

Incorporation of Exhibits

  1.2
  All Exhibits attached hereto are incorporated in and expressly made a part of this Agreement.

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ARTICLE 2
DEFINITIONS

Definitions

  2.1
  The following terms have the following meanings in this Agreement:

    Affiliate:  With respect to any Person, any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For purpose of this definition, "control" and the correlative meanings of the terms "controlled by" and "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or units or by contract or otherwise.

    Annual Financial Statements:  The annual financial statements of Borrower, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement, retained earnings statement and statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP, and without expressing any doubt as to Borrower's ability to continue as a going concern, and accompanied by a report and opinion of independent certified public accountants, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of Borrower as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP. Such statements shall be accompanied by a certificate of such accountants that in making the appropriate audit and/or investigation in connection with such report and opinion, such accountants did not become aware of any Default or, if in the opinion of such accountant any such Default exists, a description of the nature and status thereof.

    Business Day:  Any day other than a Saturday, Sunday or legal holiday in the State of Illinois on which the Lender is open for business in Chicago, Illinois.

    Collateral:  All of the collateral which secures the Borrower's obligations under the Loan Documents.

    Collett:  W. Bennett Collett, an individual.

    Collett Guaranty:  The Guaranty to be executed by Collett and delivered to the Lender on the date hereof which guarantees the payment and performance of the Obligations.

    Control:  With respect to any Person, the possession, either directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or by contract.

    Debt Coverage Ratio:  For any period, the ratio of EBITDA for such period to Fixed Charges for such period.

    Default:  Any event or circumstance which, if it were to continue uncured, would, with notice or passage of time or both, constitute an Event of Default (as such term is defined in Section 9.1) and any event or circumstance which immediately upon occurrence of the same constitutes an Event of Default.

    Default Rate:  The Default Rate specified in Section 3.4.

    Deferred Fee:  The Deferred Loan Fee described in Section 3.6.

    EBITDA:  For any period, the net income of Borrower for such period, as determined under GAAP, adjusted by (i) adding thereto the amount of all interest expense, taxes, amortization and

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depreciation that were deducted in arriving at such net income, (ii) adding thereto the amount of any state of Florida tax credits resulting from excess Florida revenue taxes paid in the prior operating year, and (iii) subtracting therefrom all extraordinary gains, gains from sales of assets, and all non-cash gains that were added in arriving at such net income.

    Environmental Laws:  All laws relating to environmental, health or safety matters, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery, compensation, losses or injuries resulting from the release or threatened release of Hazardous Materials and to the generation, use, storage, transportation, or disposal of Hazardous Materials, in any manner applicable to the Mortgaged Property, each as heretofore and hereafter amended or supplemented, and any analogous future or present local, state or federal statutes, rules and regulations promulgated thereunder or pursuant thereto, and any other present or future law, ordinance, rule, regulation, permit or permit condition, order or directive addressing environmental, health or safety issues.

    ERISA:  The Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

    Event of Default:  Any Event of Default described in Section 9.1 and any other event or circumstance defined as an Event of Default elsewhere in this Agreement.

    FGC:  Florida Gaming Corporation, a Delaware corporation.

    FGC Guaranty:  The Guaranty to be executed by FGC and delivered to the Lender on the date hereof which guarantees the payment and performance of the Obligations.

    FGC Mortgage:  The Mortgage dated of even date herewith to be recorded in the Recorder's Office of St. Lucie County, Florida, providing Lender with a first lien on the FGC Property.

    FGC Permitted Exceptions:  Those matters listed in Exhibit B-2 to which FGC's interest in the FGC Property may be subject at the Loan Closing Date and thereafter any such other title exceptions or objections, if any, that the Lender may specifically approve in writing.

    FGC Property:  The real property described in Recital C.

    FGCI:  Florida Gaming Centers, Inc., a Florida corporation.

    Fixed Charges:  For any period, the total debt service expense of Borrower for such period, including scheduled principal and interest payments on the Loan and on any other indebtedness of Borrower for borrowed money or for the deferred purchase price of property or services.

    Fort Pierce Improvements:  The improvements described in Recital B.

    Fort Pierce Mortgage:  The Mortgage dated of even date herewith to be recorded in the Recorder's Office of St. Lucie County, Florida, providing Lender with a first lien on the Fort Pierce Premises.

    Fort Pierce Permitted Exceptions:  Those matters listed in Exhibit B-2 to which the Borrower's interest in the Fort Pierce Premises may be subject at the Loan Closing Date and thereafter any such other title exceptions or objections, if any, that the Lender may specifically approve in writing.

    Fort Pierce Premises:  The real property and improvements described in Recital B.

    Fort Pierce Property:  The real property described in Recital A.

    GAAP:  Such accounting practice as, in the opinion of the independent certified public accountants regularly retained by Borrower and acceptable to Lender, conforms at the time to

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generally accepted accounting principles, consistently applied. GAAP means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements furnished to Lender, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of Borrower.

    Guarantor:  Collectively, Collett and FGC.

    Hazardous Materials:  Hazardous Materials shall mean (a) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic pollutants," contaminants," "pollutants," "toxic substances" or words of similar import under any applicable local, state or Federal law or under the regulations adopted or publications promulgated pursuant thereto, including Environmental Laws, (b) any oil, petroleum or petroleum derived substances, any drilling fluids, produced waters or other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which (i) pose a hazard to any property of the Borrower or to Persons on or about such properties, or (ii) cause such properties to be in violation of any Environmental Laws, (c) asbestos in any form which is or could become friable, radon gas, urea formaldehyde foam insulation, or transformers or other electrical equipment which contain any oil or dielectric fluid containing polychlorinated biphenyls, and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

    Including and including: Including but not limited to.

    Legal Opinion:  The legal opinion described in Section 5.1(g).

    Loan:  The $4,600,000 loan from the Lender to the Borrower described in this Agreement.

    Loan Documents:  The documents and instruments listed in Section 3.8, and all other agreements, documents and instruments now or hereafter evidencing or securing the Loan, in each case, as they may be revised, amended, modified or supplemented from time to time in accordance with the terms and provisions thereof.

    Loan Closing:  The disbursement of Loan proceeds.

    Loan Closing Date:  The date of the Loan Closing, which shall be no later than November 15, 2001.

    Material Adverse Change:  In the Lender's reasonable judgment, any material adverse change in the financial condition of the Borrower or any Guarantor or in the condition of the Mortgaged Property which could prevent timely repayment of the Loan or performance under any of the Loan Documents.

    Maturity Date:  October 31, 2004.

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    Miami Improvements:  The improvements described in Recital B.

    Miami Permitted Exceptions:  Those matters listed in Exhibit B-1 to which the Borrower's interest in the Premises may be subject at the Loan Closing Date and thereafter any such other title exceptions or objections, if any, that the Lender may specifically approve in writing.

    Miami Premises  The real property and improvements described in Recital B.

    Miami Property  The real property described in Recital A.

    Miami Mortgage:  The Mortgage dated of even date herewith to be recorded in the Recorder's Office of Dade County, Florida, providing Lender with a first lien on the Miami Premises.

    Mortgaged Property:  Collectively, the Premises and the FGC Property.

    Note:  The Promissory Note described in Section 3.2.

    Obligations:  The payment of all principal, interest and other sums due under the Note, this Agreement or the other Loan Documents, and the performance of all obligations due and owing by Borrower thereunder.

    Person:  A natural person, corporation (business, municipal or not-for-profit), limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, trust, trust company, land trust, business trust or other organization, whether or not a legal entity, or a government, agency or political subdivision thereof.

    Premises:  The Premises described in Recital B.

    Prime Rate:  A fluctuating rate per annum equal to the prime rate of interest as published in the "Money Rates" section of the Wall Street Journal, or, if such rate is not so designated in the Wall Street Journal, the rate designated by the Lender from time to time as its "Prime Rate." The Prime Rate is not necessarily the lowest rate of interest charged by the Lender in connection with extensions of credit. Changes in the rate of interest on the Loan shall take effect simultaneously with each change in the Prime Rate. The applicable Prime Rate shall be determined by the Lender in its sole judgment, and such determination shall be conclusive absent manifest error.

    Property:  The real property described in Recital A.

    Quarterly Financial Statements:  The quarterly financial statements of Borrower, including all notes thereto, which statements shall include a balance sheet as of the end of such calendar quarter and an income statement and a statement of cash flows for such calendar quarter, and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding calendar quarter of the preceding year, prepared in accordance with GAAP and certified as true and correct by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower.

    Regulation D:  Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and including any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

    Section:  Unless otherwise specified, any section, subsection or paragraph of this Agreement.

    Title Insurance Policy:  The Title Insurance Policy or Policies described in Section 5.1(d).

    Title Insurer:  Chicago Title Insurance Company.

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    Transactions:  The execution, delivery and performance by the Borrower of this Agreement and each of the other Loan Documents, the grant of liens and security interests pursuant to the Loan Documents and the other transactions contemplated by this Agreement and the other Loan Documents.

    U.S.:  United States of America.

    Warrant Agreement:  The Warrant Agreement dated the date hereof between the Lender and FGC providing for the issuance of the Warrants in a form acceptable to the Lender in form attached hereto as Exhibit C.

    Warrants:  The warrants issued to the Lender to purchase an aggregate of 200,000 shares of common stock of FGC, subject to adjustment, pursuant to this Agreement and the Warrant Agreement.

ARTICLE 3
THE LOAN

The Loan

    3.1 Subject to the terms, provisions and conditions set forth in this Agreement, the Lender agrees to disburse to or for the benefit of the Borrower, and the Borrower agrees to accept from the Lender, the Loan; provided, that, if the Loan is not closed on or before the Loan Closing Date, the Lender's obligations hereunder shall terminate.

The Note

    3.2 The Loan shall be evidenced by the Note. The terms of the Note are hereby incorporated into this Agreement by this reference.

Interest

    3.3 Except as set forth in Section 3.4, the Borrower shall pay to the Lender interest on the principal balance of the Loan outstanding from time to time at a rate per annum ("Interest Rate") equal to the greater of (i) seven and one-half percent (7.5%) or (ii) the sum of the Prime Rate plus two percent (2.0%). The records of the Lender as to the Interest Rate applicable to the Loan shall be binding and conclusive absent manifest error. Interest shall be payable from the Loan Closing Date to the date of repayment of the Loan in full. Interest shall be computed on the basis of the actual number of days elapsed on the basis of a year consisting of 360 days. Interest shall be payable as provided in Section 3.5.

Interest on Overdue Amounts

    3.4 If an Event of Default has occurred and is continuing or if the Borrower shall default in the payment of the principal of or interest on the Loan or any other amount becoming due hereunder, by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Lender pay interest, to the extent permitted by law, on such defaulted amount from the day after the due date thereof to the date of actual payment (after as well as before judgment) at a rate per annum, computed on the basis of the actual number of days elapsed on the basis of a year consisting of 360 days, equal to the interest rate otherwise applicable to the Loan pursuant to Section 3.3 above plus five percent (5%) ("Default Rate").

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Payments

    3.5

      (a) Maturity/Principal and Interest. Commencing on November 20, 2001 and continuing on the 20th day of each month thereafter until the Maturity Date, Borrower shall make monthly payments of principal and interest to Lender on the amount of the principal balance outstanding hereunder, in an amount calculated by Lender as necessary to repay the then outstanding principal balance at the Interest Rate (with interest payable in arrears) amortized on a level term basis over a twenty-five (25) year term commencing on the Loan Closing Date. If not sooner paid, the outstanding principal amount of the Loan and all interest accrued and unpaid thereon shall be paid on the Maturity Date. All payments by the Borrower pursuant to this Agreement, the Note or any other Loan Document, whether in respect of principal, interest, or otherwise, shall be made without setoff, counterclaim or deduction in same day funds by the Borrower to the Lender. All such payments required to be made to the Lender shall be made not later than 2:00 p.m., Illinois time, on the date due by wire transfer (or by advice of transfer from or between accounts of the Borrower at the Lender) to such account as the Lender shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Lender on the next following Business Day. All payments shall be made in immediately available U.S. Dollars. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment. Amounts repaid on the Loan may not be reborrowed.

      (b) Prepayments. Except for principal amortization payments as set forth in Section 3.5(a) above, Borrower may not voluntarily prepay the Loan prior to the first anniversary of the Loan Closing Date. After the first anniversary of the Loan Closing Date, the Borrower may prepay all or any portion of the Loan, at any time and from time to time, subject to the following terms:

         (i) Each partial prepayment shall be in a minimum principal amount of $100,000 and in integral multiples of $50,000;

        (ii) The Borrower shall provide the Lender with at least fifteen (15) days notice prior to any prepayment;

       (iii) The Borrower shall pay to the Lender all accrued and unpaid interest through the date of such prepayment on the principal balance being prepaid; and

        (iv) The Borrower shall pay to the Lender any other obligations of the Borrower to the Lender with respect to the Loan then due which remain unpaid.

      (c) Application of Payments. The Borrower irrevocably waives the right to direct the application of payments and collections received by the Lender from or on behalf of the Borrower, and the Borrower agrees that the Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections against the Obligations in such manner as the Lender may deem appropriate, notwithstanding any entry by the Lender upon any of its books and records. To the extent that the Borrower makes a payment or payments to the Lender or the Lender receives any payment or proceeds of the Collateral which secures the Loan for the Borrower's benefit, which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable case, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payments or proceeds had not been received by the Lender.

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Loan Fee; Stock Warrants

    3.6 Concurrently with the execution of this Agreement, the Borrower shall pay the Lender a closing fee of $69,000. From and after the date which is the earlier to occur of (i) any acceleration by Lender of the principal balance of the Loan as permitted by the Loan Documents, (ii) any prepayment of the Loan in full by the Borrower, or (iii) the Maturity Date, Lender shall have the right to either (x) receive from Borrower an additional loan fee of $250,000 ("Deferred Fee"), in which case the Warrants will expire in accordance with the Warrant Agreement, or (y) retain the right to exercise the Warrants in accordance with the terms of the Warrants and the Warrant Agreement. In the event Lender elects to receive the Deferred Fee as provided in subclause (x) above and Lender provides written notice of such election to Borrower prior to payment of the principal balance of the Loan, Borrower shall pay such Deferred Fee to Lender at the time such principal balance is paid in full. If Lender has provided written notice to Borrower of its election to receive the Deferred Fee, Borrower may not make any prepayment in full unless such prepayment is accompanied by the Deferred fee. Lender's failure to make the election described in this Section 3.6 prior to the Maturity Date or prior to any prepayment of the Loan in full shall not be deemed a waiver of Lender's right to make the election described in this Section 3.6 at any time thereafter.

Late Fees

    3.7 In the event that any payment of interest or principal due under this Agreement, the Note or any of the Loan Documents (including, without limitation, any payment of principal not paid when due on the Maturity Date) is not made within ten (10) days after such payment is due in accordance with the terms of such documents, then, in addition to the payment of the amount so due, the Borrower shall pay to the Lender a "late charge" of $.05 for each one dollar so overdue to defray part of the costs of collection and handling such late payment. The Borrower agrees that the damages to be sustained by the Lender caused by such late payment are extremely difficult and impracticable to ascertain, and that the amount of $.05 per each one dollar due is a reasonable estimate of such damages, does not constitute interest and is not a penalty.

Loan Documents

    3.8 The Borrower agrees that it will, in sufficient time for review by the Lender prior to the Loan Closing Date, execute and deliver or cause to be executed and delivered to the Lender the following documents and instruments (collectively, as each may be revised, amended, modified or supplemented from time to time in accordance with the terms and provisions thereof, the "Loan Documents") in form and substance satisfactory to the Lender:

      (a) a promissory note from the Borrower payable to the order of the Lender in the aggregate original principal amount of U.S. $4,600,000 (together with any and all replacements thereof, the "Note");

      (b) a valid first mortgage with security agreement and assignment of leases and rents from the Borrower to the Lender encumbering the Borrower's interest in the Miami Premises and other rights described therein ("Miami Mortgage");

      (c) a valid first mortgage with security agreement and assignment of leases and rents from the Trust to the Lender encumbering the Trust's interest in the Fort Pierce Premises and other rights described therein ("Fort Pierce Mortgage");

      (d) a valid first mortgage with security agreement and assignment of leases and rents from FGC to the Lender encumbering FGC's interest in the FGC Property and other rights described therein ("FGC Mortgage");

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      (e) assignments of leases and rents from the Borrower, Trust and FGC in favor of the Lender with respect to the Miami Premises, the Fort Pierce Premises and the FGC Property, respectively;

      (f)  a security agreement from the Borrower in favor of Lender, granting Lender a first priority security interest in all equipment, general intangibles, inventory, receivables and any other tangible or intangible personal property now or hereafter owned by Borrower;

      (g) an environmental indemnity and agreement from the Borrower and the Guarantors in favor of the Lender with respect to the Mortgaged Property;

      (h) such financing statements as may be necessary in the Lender's sole judgment to perfect valid first liens and security interests in personal property and fixtures as aforesaid;

      (i)  the Collett Guaranty and the FGC Guaranty;

      (j)  a collateral assignment of beneficial interest in the land trust holding title to the Fort Pierce Property; and,

      (k) such other documents as may be required by this Agreement or as the Lender may require to evidence and secure the Loan.

Capital Improvement Reserve

    3.9 Borrower shall establish a Capital Improvement Reserve ("Improvement Reserve") with Lender and shall pay into such reserve annual payments of $26,152 each year that the Obligations are outstanding, which shall be deposited into the Improvement Reserve monthly in equal installments of $2,179.33, at the time and place designated for payments of principal and interest as set forth in Section 3.5(a). Amounts in the Improvement Reserve may be commingled with Lender's other funds. If no Default or Event of Default then exists, Lender shall release funds from the Improvement Reserve (not more frequently than monthly) sufficient to pay the costs of repairs and replacements to the Premises, including furniture, fixtures and equipment reasonably deemed by Borrower to be necessary or desirable to the operation of the Premises; provided that Borrower first delivers a written request for such funds to Lender, which shall itemize the anticipated expenditures in reasonable detail. Lender's consent to such disbursement requests will not be unreasonably withheld. Borrower shall use all funds released from the Improvement Reserve solely for the purposes described in such request for funds. Lender may, at its sole option, make disbursements from the Improvement Reserve directly to the applicable vendor, contractor or other person or entity whom Lender reasonably believes is entitled to payment. No interest shall be paid on account of any funds held in the Improvement Reserve. All monies at any time held by or deposited with Lender under this Agreement, including but not limited to the Improvement Reserve and any real estate tax reserve shall be held as cash collateral, as additional security for the Loan and the obligations of Borrower under the Loan Documents, in one or more closed accounts under the exclusive dominion and control of Lender. Borrower shall have no right of withdrawal from any such accounts. Borrower hereby grants Lender a first priority lien and security interest on such cash collateral and shall execute and deliver to Lender from time to time any and all security agreements, financing statements or other instruments necessary to create, perfect, continue or maintain Lender's lien and security interest in such cash collateral.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Representations and Warranties of the Borrower

    4.1 To induce the Lender to execute this Agreement and perform the obligations of the Lender under this Agreement, the Borrower hereby represents and warrants to the Lender as follows:

      (a) FGCI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida. FGCI has the requisite power and authority, including all material licenses, registrations, permits, franchises, patents, copyrights, trademarks, trade names, consents and approvals, to own its property and assets and to carry on its business as now conducted and is qualified to do business and in good standing in Florida and in every jurisdiction where such qualification is required. The Borrower has all requisite power and authority to consummate the Transactions.

      (b) The consummation of the Transactions (a) has been duly authorized by all requisite corporate action of FGCI and all trust action of the Trust, (b) will not violate (i) any provision of law, statute, rule or regulation (including Regulations D, G, T, U or X) or the articles of incorporation, bylaws or other constitutive documents of FGCI or the trust agreement of Trust (ii) any order of any court, or any rule, regulation or order of any other agency of government binding upon the Borrower, or (iii) any provisions of any indenture, agreement or other instrument to which the Borrower is a party, or by which the Borrower or any of its properties or assets is or may be bound and (c) will not result in the creation or imposition of any lien (other than in favor of the Lender as contemplated by this Agreement) upon any property or assets of the Borrower.

      (c) The execution and delivery of the Warrant Agreement, the Warrants, the FGC Guaranty and each other document to be delivered by FGC in connection with the Loan (a) has been duly authorized by all requisite corporate action of FGC, (b) will not violate (i) any provision of law, statute, rule or regulation (including Regulations D, G, T, U or X) or the articles of incorporation, bylaws or other constitutive documents of FGC (ii) any order of any court, or any rule, regulation or order of any other agency of government binding upon FGC, or (iii) any provisions of any indenture, agreement or other instrument to which FGC is a party, or by which FGC or any of its properties or assets is or may be bound and (c) will not result in the creation or imposition of any lien (other than in favor of the Lender as contemplated by this Agreement) upon any property or assets of FGC.

      (d) No registration with or consent or approval of, or other action by, any federal, state or other governmental agency, authority or regulatory body or any other Person is or will be required in connection with (i) the consummation of the Transactions by the Borrower or (ii) the execution and delivery of the Warrant Agreement, the Warrants or the FGC Guaranty by FGC or (iii) the execution and delivery of the Collett Guaranty by Collett.

      (e) This Agreement constitutes, and each of the other Loan Documents when duly executed and delivered by the Borrower will constitute, legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms except to the extent enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the availability of equitable remedies.

      (f)  The Warrant Agreement, the Warrants and the FGC Guaranty constitute the legal, valid and binding obligations of FGC enforceable in accordance with their respective terms except to the extent enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium,

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  fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the availability of equitable remedies.

      (g) The Collett Guaranty constitutes the legal, valid and binding obligations of Collett enforceable in accordance with its terms except to the extent enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the availability of equitable remedies.

      (h) FGCI and each Guarantor have heretofore furnished to the Lender true, correct and complete copies of all filed tax returns for the 2000 tax year.

      (i)  Since January 1, 2000 there has been no event or occurrence that could constitute a Material Adverse Change.

      (j)  FGCI does not have any subsidiaries and is not a partner or joint venturer in any partnerships or joint ventures except as described on Schedule 4.1(j) hereto.

      (k) FGCI is a wholly owned subsidiary of FGC; Freedom Financial Corporation beneficially owns 30% of the common stock of FGC; Collett beneficially owns 70% of the voting common stock of Freedom Financial Corporation and Controls Freedom Financial Corporation; and pursuant to an agreement dated February 1, 2000 with the Bank of Oklahoma, Collett controls the voting rights to an additional 11.4% of the common stock of FGC.

      (l)  The authorized capital stock of FGC consists of 15,000,000 shares of common stock having a par value of $.10 per share, 500,000 shares of convertible preferred stock having a par value of $.10 per share, 1,200,000 shares of Class A convertible preferred stock, having a par value of $.10 per share, and 500,000 shares of preferred stock having a par value of $.10 per share issuable in one or more series. The only shares of capital stock issued and outstanding, reserved for issuance or committed to be issued are (i) 6,189,395 shares of common stock issued and outstanding, (ii) 1,965,000 shares of common stock reserved for issuance upon the exercise of outstanding options, (iii) 7,568 shares of common stock reserved for issuance upon the conversion of 33,635 issued and outstanding shares of Class A convertible preferred stock, (iv) 126,216 shares of common stock reserved for issuance upon the conversion of 45 issued and outstanding shares of Series B convertible preferred stock, (v) 625,000 shares of common stock reserved for issuance upon the conversion of 300 issued and outstanding shares of Series E 8% cumulative convertible preferred stock, (vi) 593,338 shares of common stock reserved for issuance upon the conversion of 2,000 shares of Series F 8% cumulative convertible preferred stock, and (vii) 200,000 shares of common stock reserved for issuance upon the exercise of warrants issued to the Lender. Except as set forth herein, in the Warrant Agreement, or in Schedule 4.1(l), there are no outstanding preemptive (statutory or contractual), exercise, voting or other rights, options, warrants or agreements granted or issued by or binding upon FGC for the purchase or acquisition of any shares of its capital stock or other equity interests or otherwise providing for the "put" or "call" of any shares of its capital stock or other equity interests. All outstanding securities of FGC have been issued in accordance with all federal and state securities laws (or under an exemption therefrom).

      (m) The authorized capital stock of FGCI consists of 1,000 shares of common stock, no par value per share. The only shares of capital stock issued and outstanding, reserved for issuance or committed to be issued are 1,000 shares of common stock issued to FGC. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon FGCI for the purchase or acquisition of any shares of its capital stock or otherwise providing for the "put" or "call" of any shares of its capital stock. All outstanding

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  securities of FGCI have been issued in accordance with all federal and state securities laws (or under an exemption therefrom).

      (n) The shares of common stock of FGC issuable upon the exercise of the Warrants have been duly and validly reserved by FGC and, upon issuance in accordance with the exercise provisions of the Warrants, will be duly and validly issued, fully paid, non-assessable and free and clear of all liens.

      (o) There are no actions, suits or proceedings at law or in equity or by or before any arbitrator or any governmental instrumentality or other agency or regulatory authority now pending or, to the best of its knowledge threatened, against or affecting the Borrower, FGC or Collett, or the businesses, assets or rights of the Borrower, FGC or Collett, except as disclosed on Schedule 4.1(o) hereto.

      (p) The Borrower is not in violation in any material respect of any law, including but not limited to, any Environmental Law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or governmental agency or instrumentality.

      (q) (i) After giving effect to the Transactions, the business of the Borrower, the methods and means employed by the Borrower in the operation thereof (including all operations and conditions at or in the properties of the Borrower), and the assets owned, leased, held or operated by the Borrower, comply in all material respects with all applicable laws, rules, regulations, ordinances and codes of every kind, including Environmental Laws; (ii) the Borrower has obtained all permits under Environmental Laws necessary to its operations, and all such permits are in good standing and the Borrower is in compliance with all material terms and conditions of such permits; (iii) no mechanic's or materialmen's liens have been filed against the Mortgaged Property and neither the Borrower nor FGC has received any notice from any subcontractor of any intent to file a lien or from any governmental authority of any complaint or violation pertaining to the Mortgaged Property; and (iv) neither the Borrower nor FGC has received any claim or notice of violation, lien, complaint, suit, order or other claim or notice to the effect that it is or may be liable to any Person as a result of (A) the environmental condition of the Mortgaged Property or any other property, or (B) the release or threatened release of any Hazardous Materials, or (y) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §9604), or comparable state laws, and none of the operations of the Borrower or FGC are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Material at the Premises or at any other location, including any location to which the Borrower or FGC has transported, or arranged for the transportation of, any Hazardous Materials.

      (r) FGCI has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it.

      (s) FGCI does not have a defined benefit pension plan under ERISA, the unfunded liabilities of which upon termination could be held to be a liability of FGCI by the Pension Benefit Guaranty Corporation; FGCI is not an "employee benefit plan" and FGCI's assets do not constitute assets of any such plan.

      (t) FGCI is not (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of, or subject to regulation under, the Investment Company Act of 1940, or (b) a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of, or subject to regulation under, the Public Utility Holding Company Act of 1935.

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      (u) The Borrower has good and marketable title to the Premises, subject to no liens except for the Miami Permitted Exceptions and the Fort Pierce Permitted Exceptions. The Miami Improvements and the Fort Pierce Improvements are in good repair, working order and condition. FGC has good and marketable title to the FGC Property, subject to no liens except for the FGC Permitted Exceptions.

      (v) The Borrower is not insolvent and the execution and delivery of this Agreement and the other Loan Documents pursuant thereto and the consummation of the Transactions will not render the Borrower insolvent. The fair value and present fair saleable value of the assets of the Borrower exceeds its liabilities. The Borrower understands that in this context "insolvent" means that the present fair saleable value of the total assets of the Borrower is less than the amount of the total liabilities of the Borrower. The Borrower also understands that the term "liabilities" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent (with contingent liabilities valued based on the Borrower's good faith estimate of the probability of occurrence). The Borrower will be able to pay its debts as they become absolute and mature. The Borrower will not incur debts beyond its ability to pay as they mature. The borrowing of the maximum amount available under this Agreement, and the Borrower's granting liens on its properties pursuant to this Agreement and the other Loan Documents executed pursuant thereto, will not leave the Borrower with property remaining in its hands constituting unreasonably small capital with which to conduct its business.

      (w) The Borrower has not received any notice from any insurance company or governmental agency of any defects or inadequacies in the Premises which would either adversely affect the insurability of the Premises or materially increase the cost of insuring the Premises beyond that which is customarily charged for similar property in the vicinity of the Premises used for a similar purpose.

      (x) Neither the Borrower, nor any of its agents, employees, partners or representatives, nor to the best of the Borrower's knowledge, any other Person, has transported, used, generated, handled, stored, released, emitted, leached, discharged, dumped or disposed of any Hazardous Materials onto, into or from the Mortgaged Property, or any part thereof, or from the Mortgaged Property onto or into any property adjacent to the Mortgaged Property or any other property in violation of any Environmental Laws. No Hazardous Materials are currently or, to the best of the Borrower's knowledge, have been located at, in, on, under or about the Mortgaged Property in a manner which violates any Environmental Laws or which requires response, cleanup or corrective action of any kind under any Environmental Laws. No notice of violation, lien, complaint, suit, order or other notice with respect to the environmental condition of the Mortgaged Property is outstanding or has been received by the Borrower or FGC, nor has any such notice been issued which has not been fully satisfied and complied with in a timely fashion so as to bring the Mortgaged Property into full compliance with all Environmental Laws. No underground storage tanks are, to the best of the Borrower's knowledge, located on the Mortgaged Property. The Mortgaged Property is not listed on any local, state or federal lists of potentially contaminated sites, including the National Priorities List, CERCLIS and any state or federal hazardous waste site or leaking underground storage tank lists. To the best of the Borrower's knowledge, the Mortgaged Property has been and is currently in compliance with all Environmental Laws. There are no pending or, to the best of the Borrower's knowledge, threatened actions or proceedings to which the Borrower or FGC is a party which relate to the environmental condition of the Mortgaged Property. All required governmental permits and licenses relating to the environmental condition of the Mortgaged Property have been obtained and the Borrower and FGC are in compliance therewith.

      (y) The Miami Premises is taxed separately without regard to any other property and has been subdivided from all other property in compliance with all applicable laws. The Fort Pierce

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  and the FGC Property are collectively taxed separately without regard to any other property and have been subdivided from all other property in compliance with all applicable laws.

      (z) For all purposes, each of the Miami Premises, the Fort Pierce Premises and the FGC Property may be mortgaged, conveyed and otherwise dealt with as an independent, contiguous parcel. No special assessments have been imposed or are outstanding against the Mortgaged Property and the Borrower has not received any notice that a special assessment is being contemplated by any governmental authority or other Person having jurisdiction over the Mortgaged Property.

      (aa) Except as set forth on Schedule 4.1(aa) with respect to the Miami Premises, no governmental authority has commenced, or to the best of Borrower's knowledge, threatened any (i) condemnation of any portion of the Mortgaged Property, (ii) condemnation, relocation or change in elevation of any roadways abutting the Mortgaged Property or (iii) denial of access to the Mortgaged Property from any point of access to the Mortgaged Property.

      (bb) (i) All consents, licenses and permits and all other authorizations or approvals required under applicable laws, ordinances, regulations, restrictive covenants and requirements of all governmental authorities having jurisdiction over the Premises to operate the Premises as currently operated (including, without limitation, pari-mutuel permits and licenses, liquor licenses, restaurant permits and concession permits) have been obtained and are listed in Schedule 4.1(bb) hereto; (ii) each such license and permit is owned by Borrower, is unexpired and is in good standing; with all rights of appeal having expired with no appeal having been filed; and (iii) all laws, ordinances, regulations, restrictive covenants and requirements of all governmental authorities (including, building, health, fire, water, use, zoning, environmental and similar laws, codes, ordinances, rules and regulations) relating to the ownership and operation of the Premises have been or can be complied with.

      (cc) The Premises is zoned under applicable zoning laws so as to permit the operation and use of the Premises as currently operated. Adequate water, gas and electrical supply, storm and sanitary sewerage facilities and any other required public utilities are available for the Premises. There are adequate means of access between the Premises and public streets for pedestrians and motor vehicles.

      (dd) Except as disclosed in Schedule 4.1(dd) hereto, there are no management agreements, franchise agreement, service contracts, employment contracts, leases or other contracts or agreements affecting the Mortgaged Property.

      (ee) All factual information furnished by or on behalf of the Borrower to the Lender for purposes of or in connection with this Agreement or the Transactions is, and all other such factual information hereafter furnished by or on behalf of the Borrower will be, true and accurate in all material respects on the date as of which such information is furnished and not incomplete by omitting to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.

Survival of Representations and Warranties

    4.2 The Borrower agrees that all representations and warranties in this Agreement will be true, correct and complete in all material respects at the Loan Closing Date and at all times thereafter until the Loan is repaid in full.

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ARTICLE 5
REQUIREMENTS PRECEDENT TO THE CLOSING OF THE LOAN

Loan Closing Conditions

    5.1 The Borrower agrees that the Borrower will perform and satisfy all of the following conditions precedent on or before the Loan Closing Date, and the Borrower agrees that the Lender's obligation to make the Loan is conditioned upon the Borrower's furnishing (or causing to be furnished) to the Lender the following, all in form and substance satisfactory to the Lender, in its sole discretion on or before the Loan Closing Date:

      (a) Loan Documents. Each of the Loan Documents, as required by Section 3.8 above.

      (b) Warrant Agreement; Warrants. The Warrant Agreement, executed by FGC and a warrant certificate, executed by FGC effectively issuing the Warrants.

      (c) Fees. The Lender's counsel fees and all amounts due to the Lender in connection with the opening of the Loan, including, without limitation, all amounts due in accordance with Section 11.4 below, after deducting therefrom the good faith deposit of $25,000 heretofore paid by Borrower to Lender.

      (d) Title Insurance Policy. ALTA Title Insurance Policies (containing extended coverage and without a creditor's right exclusion) in the face amount of the Loan issued by the Title Insurer, insuring (i) the lien of the Miami Mortgage, as a first lien against the Borrower's fee simple interest in the Miami Premises, subject only to the Miami Permitted Exceptions; (ii) the lien of the Fort Pierce Mortgage; as a first lien against the Trust's fee simple interest in the Fort Pierce Premises, subject only to the Fort Pierce Permitted Exception; and (iii) the lien of the FGC Mortgage, as a first lien against FGC's interest in the FGC Property, subject only to the FGC Permitted Exceptions. The Title Insurance Policies shall contain, if available: (i) a comprehensive endorsement, (ii) a survey endorsement specifically insuring the Lender that the survey described in Section 5.1(e) below is accurate and accurately depicts the same real estate covered by the Title Insurance Policy, (iii) a contiguity endorsement, if applicable, (iv) an endorsement to the effect that the Mortgaged Property is assessed separately from all other lands for purposes of ad valorem taxation, (v) an access endorsement, (vi) an endorsement to the effect that all applicable subdivision and platting laws have been complied with, (vii) a variable rate of interest endorsement, (viii) a 3.1 zoning endorsement, (ix) an interim mechanics' lien endorsement, (x) a usury endorsement, and (xi) any other endorsements the Lender may reasonably require.

      (e) Survey. Current plats of survey of the Miami Premises, the Fort Pierce Premises and the FGC Property prepared by a licensed Florida land surveyor in accordance with 1999 ALTA standards and certified to the Lender and its successors and assigns, and the Title Insurer, showing with respect to each such Mortgaged Property: (A) the perimeter boundary, (B) the location of all buildings located thereon, (C) the acreage, (D) no encroachments by improvements located on adjoining property onto such property or encroachments by improvements that are part of the property onto adjoining property, (E) adequate means of ingress and egress to and from such property by means of a public way or road, (F) to the extent locatable, the location of each of the Miami Permitted Exceptions, the Fort Pierce Permitted Exceptions, and the FGC Permitted Exceptions, as applicable, and (G) the flood zone designations.

      (f)  Insurance. All forms of insurance required by the Lender in accordance with Article 7 of this Agreement.

      (g) Legal Opinion. An opinion of Florida counsel to the Borrower and the Guarantor dated the Loan Closing Date addressed to the Lender in form and substance as the Lender may require.

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      (h) Authorization Documents. Evidence reasonably satisfactory to the Lender (including certified resolutions, land trust directions, and incumbency certificates) that the individuals executing this Agreement and the Loan Documents on behalf of the Borrower have been duly authorized by all appropriate action to execute and deliver this Agreement and the Loan Documents on behalf of the Borrower, and that the individuals executing the Guaranty, the Warrant Agreement, the Warrants and any other documents executed by FGC in connection with the Loan on behalf of FGC have been duly authorized by all appropriate action to execute and deliver such documents on behalf of FGC.

      (i)  Organizational Documents. Copies of the organizational and constitutive documents of FGCI, the Trust and FGC, each certified by a Person authorized to act on behalf of each respective entity, along with appropriate certificates of good standing from the state of organization, and qualifications to transact business, if applicable, from the Florida Secretary of State's Office.

      (j)  UCC Searches. Current searches of all Uniform Commercial Code financing statements filed against FGCI, the Trust, FGC or Collett with the appropriate governmental offices showing that no Uniform Commercial Code financing statements are filed or recorded against FGCI, the Trust, FGC or Collett.

      (k) Environmental Audit. With respect to each of the Miami Premises, the Fort Pierce Premises and the FGC Property, an environmental audit certified to the Lender prepared by a professional environmental engineer acceptable to Lender, containing, without limitation, a history of the prior ownership and use of such property and the surrounding parcels and indicating that such property complies in all respects with all Environmental Laws and is free of any Hazardous Materials.

      (l)  Leases. Copies of all leases affecting the Mortgaged Property, if any, and all amendments thereto, certified by the Borrower as true, correct and complete.

      (m) Lien Searches. Pending litigation, judgment and state and federal tax lien search reports on FGCI, the Trust, FGC and Collett.

      (n) Title Documents. Copies of all underlying title documents.

      (o) Appraisal. With respect to each of the Miami Premises, the Fort Pierce Premises and the FGC Property, an appraisal of such property satisfactory in form and content to the Lender, certified to the Lender and prepared by an independent, licensed, MAI appraiser selected and engaged by the Lender.

      (p) Financial Statements. 2000 year-end and the most recent quarterly interim, financial statements for the FGCI, FGC and Collett.

      (q) Code Compliance. Letters or other appropriate evidence from governmental authorities evidencing compliance of the Premises with applicable zoning laws and building and health codes.

      (r) Litigation Settlements. Payoff letters, settlement agreements or other evidence in form and substance satisfactory to Lender indicating the amount necessary to pay Borrower's obligations in full under the notes and asset purchase agreement which are the subject of the litigation referenced in items 2 and 3 of the Litigation Schedule attached hereto as Schedule 4.1(o). Lender shall have the right to disburse portions of the Loan directly to the parties entitled to payment of such settlement amounts, as evidenced by the settlement agreements or payoff letters delivered by Borrower.

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      (s) Further Assurances. All documents and other assurances reasonably required by the Lender to evidence and secure the Loan and otherwise required in connection with the Loan pursuant to this Agreement.

Loan Disbursement

    5.2 After payment of all of Lender's fees and expenses as described herein, and the payment of all loan closing costs shown on the loan settlement statement to be executed by Borrower and Lender, the remaining proceeds of the Loan shall be disbursed as follows:

      (a) to Millennium Partners, in an amount calculated in accordance with the payoff letter obtained from Millennium Partners by Borrower, in settlement of the lawsuit referenced in item 3 of Schedule 4.1(o) attached hereto;

      (b) to the Miami-Dade County tax collector and the St. Lucie County tax collector, amounts necessary to pay all past due real estate taxes and interest and penalties thereon;

      (c) to Legong Investments, in an amount calculated in accordance with the payoff letter obtained by Borrower from M.I.T. Fund Management, Ltd., as investment advisor to Legong Investments;

      (d) to Thomas Baumker, First St. Lucie Associates, Roger Baumker and Philip Wagner, (collectively, "Mortgagees") in accordance with the payoff letters obtained by Borrower from Mortgagees, in order to payoff all existing mortgage debt on the Fort Pierce Premises;

      (e) $548,415, which is hereby represented by Borrower to be the maximum aggregate amount owing in order to buy-out Borrower's obligations under those certain Consulting and Noncompetition Agreements (collectively, the "Consulting Agreements") each dated as of December 31, 1996 and amended by amendments dated November 24, 1998, between Borrower and each of Richard P. Donovan and Roger M. Wheeler, Jr. respectively. The Loan proceeds to be disbursed pursuant to in this Section 5.2(e) shall be disbursed by Lender into a non-interest bearing account maintained by Lender, until such time that Borrower executes a final settlement agreement with respect to the Consulting Agreements, at which time Lender will disburse such funds in accordance with such settlement agreement, and any excess funds remaining after payment of the amounts necessary to satisfy all of Borrower's obligations under the Consulting Agreement, shall be disbursed to Borrower; and,

      (f)  any excess remaining shall be disbursed to Borrower.

Notwithstanding anything in this Loan Agreement or any of the Loan Documents to the contrary, it is the express intent of Lender and Borrower that this Loan Agreement and the Loan Documents create no rights in any person or entity other than Lender and Borrower, whether under a third party beneficiary theory or otherwise.

ARTICLE 6
THE BORROWER'S AGREEMENTS

    The Borrower further covenants and agrees as follows:

Closing of Loan on or Prior to Loan Closing Date

    6.1 All conditions precedent to the Loan Closing shall be complied with on or before the Loan Closing Date.

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Inspection by the Lender

    6.2 The Borrower will cooperate with the Lender to arrange for inspections of the Mortgaged Property by the Lender and its agents and representatives upon reasonable notice during normal business hours.

Mechanics' Liens

    6.3 The Borrower will not suffer or permit any mechanics' liens to be filed or otherwise asserted against the Mortgaged Property.

Condemnation

    6.4 The Borrower hereby assigns, transfers and sets over unto the Lender the entire proceeds of any award or any claim for damages for any of the Premises (or any interest therein) taken or damaged by the power of eminent domain or by condemnation. The Lender shall be entitled (but shall not be obligated) to participate in the collection of such proceeds and any such proceeds shall be first applied to reimburse the Lender for all costs and expenses, including attorneys' fees and expenses, incurred in connection with the collection of such proceeds. The Lender may retain the remainder of such award in payment or reduction of the Loan, whether due or not, and any excess after payment in full of the Loan and all sums due hereunder, shall be returned to the Borrower; provided, however, that the Lender shall hold the proceeds of such award and permit the same to be used to reimburse the Borrower for the cost of the rebuilding or restoration of the Premises in accordance with plans and specifications to be submitted to and approved by the Lender, so long as: (i) such proceeds are sufficient, in the Lender's sole judgment, to complete the rebuilding or restoration of the Premises, or if such proceeds are not sufficient in the Lender's sole judgment, then the Borrower shall have paid from its own funds costs of restoration in the amount of such deficiency or, upon request by the Lender, shall have deposited with the Lender the amount of such deficiency in cash, (ii) in the Lender's sole judgment, the Premises can be fully rebuilt and restored, can be operated on an economically feasible basis and will have a value substantially the same as that existing prior to such taking, (iii) there is no Default or Event of Default hereunder, and (iv) in the Lender's sole judgment, the rebuilding or restoration can be completed prior to the Maturity Date. If the proceeds are to be used to reimburse the Borrower for rebuilding or restoration, the proceeds of the award shall be paid out in the same manner as is provided in Article 9 hereof for the payment of insurance proceeds toward the cost of rebuilding or restoration. Any payment or deposit made by the Borrower under subparagraph (i) above shall be disbursed for the cost of rebuilding or restoration before the Borrower receives any reimbursement out of the award. Provided that Lender reasonably determines that the Premises has been restored to its full function and value, any surplus which may remain out of said award after payment of such cost of rebuilding or restoration shall be paid to any other party entitled thereto. If, however, Lender reasonably determines that the Premises has not been restored to its full function and value, Lender may apply such surplus on account of the Loan.

Proceedings to Enjoin or Prevent Operations

    6.5 If any proceedings are filed seeking to enjoin or otherwise prevent or declare unlawful the occupancy, maintenance or operation of the Mortgaged Property or any portion thereof, the Borrower at its sole expense shall (i) cause such proceedings to be contested vigorously in good faith and (ii) in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom. Without limiting the generality of the foregoing, the Borrower shall resist the entry or seek the stay of any temporary or permanent injunction that may be entered and use its best efforts to bring about a favorable and speedy disposition of all such proceedings.

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Lender's Fees and Expenses

    6.6 The Borrower shall pay all of the Lender's fees and expenses incurred in the origination, documentation, closing, administration and enforcement of the Loan as required pursuant to Section 11.4(a), after deducting therefrom the good faith deposit of $25,000 heretofore paid by Borrower to Lender.

Lender's Actions for Own Protection Only

    6.7 The authority herein conferred upon the Lender, and any action taken by the Lender, including inspecting the Mortgaged Property, will be exercised and taken by the Lender for the Lender's protection only and may not be relied upon by the Borrower for any purposes whatever; and the Lender shall not be deemed to have assumed any responsibility to the Borrower with respect to any such action herein authorized or taken by the Lender. Any review, investigation or inspection conducted by the Lender, any architectural or engineering consultants retained by the Lender or any agent or representative of the Lender to verify independently the Borrower's satisfaction of any conditions precedent to Loan disbursements under this Agreement, the Borrower's performance of any of the covenants, agreements and obligations of the Borrower under this Agreement, or the validity of any representations and warranties made by the Borrower hereunder (regardless of whether the party conducting such review, investigation or inspection shall have discovered that any of such conditions precedent were not satisfied or that any such covenants, agreements or obligations were not performed or that any such representations or warranties were not true), shall not affect (or constitute a waiver by the Lender of): (i) any of the Borrower's representations and warranties under this Agreement or the Lender's reliance thereon or (ii) the Lender's reliance upon any certifications of the Borrower or any other facts, information or reports furnished to the Lender by the Borrower hereunder.

Tax Returns; Material Adverse Changes; Books and Records

    6.8

      (a) The Borrower shall deliver to the Lender true, correct and complete copies of all filed tax returns of Borrower not later than thirty (30) days after filing. The Borrower shall cause FGC and Collett to deliver to the Lender true, correct and complete copies of all filed tax returns of FGC and Collett respectively, not later than thirty (30) days after filing.

      (b) The Borrower shall promptly notify the Lender if any Material Adverse Change occurs.

      (c) The Borrower shall, at any time during regular business hours and on reasonable notice, permit the Lender and its agents or representatives to examine and copy all of its books and records regarding the operation of the Premises.

Documents of Further Assurance

    6.9 The Borrower, from time to time, upon the Lender's request, shall execute, deliver, record and furnish such documents as the Lender may deem necessary or desirable to (i) perfect and maintain perfected as valid liens upon the Mortgaged Property, the liens granted to the Lender under the Miami Mortgage, the Fort Pierce Mortgage, and the FGC Mortgage and the collateral assignments and other security interests under the other Loan Documents as contemplated by this Agreement, (ii) correct any errors of a typographical nature which may be contained in this Agreement or any of the Loan Documents and (iii) consummate fully the transaction contemplated under this Agreement.

No Additional Debt

    6.10 Without the prior written consent of the Lender, which consent will not be unreasonably withheld, the Borrower shall not incur or guaranty any indebtedness (whether personal or nonrecourse,

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secured or unsecured) other than indebtedness arising in the ordinary course of the Borrower's business.

Mortgage

    6.11 The Borrower hereby restates each of the representations, warranties, covenants and obligations of "Mortgagor" made in the Miami Mortgage and the Fort Pierce Mortgage, and the terms of the Miami Mortgage and the Fort Pierce Mortgage are hereby incorporated into this Agreement by this reference.

Compliance with Laws

    6.12 The Borrower and the Premises shall comply with all applicable requirements (including zoning, building, health, safety and fire laws, ordinances, rules and regulations and all Environmental Laws) of any governmental authority having jurisdiction over the Borrower or the Premises, including Title III of The Americans With Disabilities Act, and all rules and regulations promulgated with respect thereto.

Business Purpose

    6.13 The Borrower shall not engage in any business other than the operation and ownership of the Premises.

Transfer of Mortgaged Property; Change in Ownership

    6.14

      (a) FGCI shall not transfer, sell, assign, convey, mortgage or otherwise encumber in any way the Miami Premises or the beneficial interest in the Fort Pierce Premises, or allow any transfer, sale, assignment, conveyance, mortgage or encumbrance of the Fort Pierce Premises, or, in each case, any portion thereof or any direct or indirect interest therein.

      (b) FGC shall not transfer, sell, assign, convey, mortgage or otherwise encumber in any way the FGC Property or any portion thereof or any direct or indirect interest therein without Lender's prior written consent, which consent shall not be unreasonably withheld by Lender with respect to a sale of a portion of the FGC Property if, after taking into account such sale and the net proceeds to be received by Lender as a Loan paydown in connection with such sale, there is no increase in the loan to value ratio for the Loan, as reasonably determined by Lender.

      (c) No change in the Control of FGCI shall occur without the prior written consent of the Lender, and Collett shall maintain Control over FGC.

      (d) In the event Lender consents to the assignment and assumption of the Borrower's obligations hereunder and under the other Loan Documents in connection with any transfer of the Mortgaged Property, which consent shall be provided or denied (or made subject to conditions, including approval of all documentation related thereto), in Lender's sole discretion, Borrower shall pay to Lender a loan assumption fee in the amount of one percent (1%) of the then-outstanding principal balance of the Loan.

Leases

    6.15 Neither the Borrower nor FGC shall amend, modify, restate, terminate or alter any real property lease affecting the Mortgaged Property in any way, or enter into any new real property leases affecting the Mortgaged Property, without the prior written consent of the Lender. Any such modification or amendment shall be null and void unless consented to in writing by the Lender.

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Brokerage Indemnity

    6.16 The Borrower hereby indemnifies and holds the Lender harmless from and against any and all claims, costs, expenses, damage, loss and liability arising out of or in connection with any claim for a brokerage or finder's fee in connection with the Loan or the Loan Documents.

Financial Statements

    6.17

      (a) Borrower shall furnish or cause to be furnished to Lender three copies of each of the following: (1) as soon as available and in any event within 90 days after the end of each fiscal year of FGCI and FGC, Annual Financial Statements of FGCI and FGC, respectively; (2) as soon as available and in any event within 45 days after the end of each calendar quarter (except the last calendar quarter) of each fiscal year of FGCI and FGC, Quarterly Financial Statements of FGCI and FGC; (3) within thirty (30) days of the anniversary date of the previous financial statement furnished by Collett, an updated personal financial statement of Collett; and (4) such other information relating to the financial condition, operations, prospects or business of Borrower and each Guarantor as from time to time may be reasonably requested by Lender. Each delivery of a financial statement pursuant to this Section shall constitute a republication of the representations and warranties contained in Section 4.1 hereof.

      (b) Borrower shall permit Lender to inspect the Premises, to examine its files, books and records and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all at such times and intervals and to such extent as Lender may reasonably desire.

      (c) Borrower and FGC shall maintain books and records in accordance with GAAP.

Depository Relationship

    6.19 Borrower shall maintain all operating and deposit accounts related to receipts and operations of the Premises at Lender's North Miami Beach, Florida branch.

Operation of Premises

    6.20 Borrower shall operate each of the Miami Premises and the Fort Pierce Premises as a first class Jai Alai and gaming establishment, in accordance with all applicable laws and ordinances applicable thereto.

Management and Franchise Agreements

    6.21 Borrower shall not terminate, modify, amend or enter into any management agreement or any franchise agreement, without the prior written approval of Lender.

Initial Reservation of Warrant Shares

    6.22 Prior to the Loan Closing Date, Borrower will cause FGC to authorize the issuance of the Warrants and reserve 200,000 shares of common stock for issuance upon exercise of the Warrants.

Warrant Shares

    6.23 Prior to the Loan Closing Date, Borrower will cause FGC to reserve for issuance, free of preemptive rights, such number of shares of common stock as shall be issuable upon the exercise of the Warrants and such further number as may from time to time be required to implement the conversion adjustment provisions applicable to the Warrants.

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Financial Covenants

    6.24 Borrower shall maintain at all times, a Debt Coverage Ratio of no less than 1.85 to 1.

Environmental Matters

    6.25 Within sixty (60) days after the Loan Closing Date, provide Lender with evidence satisfactory to Lender that Borrower has (a) repaired the leak in the above ground storage tank located in the fire control building located on the Fort Pierce Premises, as recommended in the Phase I Environmental Report dated September 11, 2001, prepared by National Assessment Corporation ("Fort Pierce Phase I"), (b) implement an operations and maintenance program in order to safely manage the identified and suspect asbestos-containing material described in the Fort Pierce Phase I, (c) repair the leak in the back up generator located in the generator room located on the Miami Premises, as recommended in the Phase I Environmental Report dated September 8, 2001, prepared by National Assessment Corporation ("Miami Phase I"), and (d) implement an operations and maintenance program in order to safely manage the identified and suspect asbestos-containing material described in the Miami Phase I.

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ARTICLE 7
INSURANCE

Insurance Policies

    7.1  The Borrower will at all times maintain, or cause to be maintained, insurance policies issued by companies acceptable to the Lender covering loss by perils, hazards, liabilities and other risks and casualties and in such amounts as required by the Lender. All physical damage policies and renewals shall contain a standard mortgagee clause naming only the Lender as mortgagee, which clause shall expressly state that any breach of any condition or warranty by the Borrower shall not prejudice the rights of the Lender under such insurance, and a loss payable clause in favor of the Lender for property, contents, inventory, equipment, loss of rents and business interruption. All liability policies and renewals shall name the Lender as additional insured. No additional parties shall appear in the mortgagee or loss payable clauses without the Lender's express prior written consent. All deductibles exceeding U.S. $10,000 shall be subject to the approval of the Lender. In the event of foreclosure or any other transfer of title to the Premises in full or partial satisfaction of the Loan, all right, title and interest of the Borrower in and to the benefit of all prepaid insurance premiums shall pass to the purchaser or grantee and the Borrower agrees to assist the Lender and such purchaser or grantee in obtaining such benefit and replacement insurance policies.

    Without limiting the generality of the foregoing, the Borrower shall maintain or cause to be maintained (i) all risks form of property insurance covering real and personal property, (ii) business interruption, rent or loss of rent insurance covering not less than twelve (12) months income, (iii) commercial general liability insurance and excess umbrella liability insurance, in an amount not less than $3,000,000, (iii) workers' compensation and employers' liability insurance, (iv) contractual liability insurance, (v) broad form boiler and machinery insurance, including boiler and machinery extra expense and business interruption coverage, and (vi) unless the Borrower delivers satisfactory evidence in connection with delivery of the survey pursuant to Section 5.1(e), flood insurance.

All policies shall include a provision requiring that the coverage evidenced thereby shall not be terminated or modified without thirty (30) days prior written notice to the Lender. All property insurance policies shall also include a provision for law and ordinance change coverage. The Borrower shall deliver duplicate original certificates evidencing such insurance, including duplicate original certificates for all additional policies, together with evidence of full payment of premiums thereon, to the Lender, and, in the case of insurance about to expire, shall deliver duplicate original certificates for each renewal policy, together with evidence of full payment of premiums thereon, not less than thirty (30) days prior to their respective dates of expiration. The Borrower shall permit the Lender to review all such policies upon request by the Lender. The Borrower will not permit any condition to exist on the Mortgaged Property that would wholly or partially invalidate any insurance thereon. The Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained hereunder unless the Lender is included thereon as an additional insured and under a mortgagee clause acceptable to the Lender. The Borrower shall immediately notify the Lender whenever any such separate insurance is taken out and shall promptly deliver to the Lender the policy or policies of such insurance. Prior to Loan Closing and at any time thereafter, if the Borrower changes insurance companies or materially changes its coverage, at the Lender's option, the Lender may engage, at the Borrower's sole cost and expense, an independent insurance consultant acceptable to the Lender to review the Borrower's insurance coverage to confirm such coverage is in compliance with the terms and conditions of this Section 7.1.

Illinois Insurance Notice

    7.2  Unless Borrower provides Lender with evidence of the insurance coverage required by this Agreement or the other Loan Documents, Lender may purchase insurance at Borrower's expense to

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protect Lender's interests in the collateral. This insurance may, but need not, protect Borrower's interest. The coverage that Lender purchases may not pay any claim that Borrower makes, or any claim that is made against Borrower in connection with the collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by the Loan Documents. If Lender purchases insurance for the collateral, Borrower will be responsible for the costs of that insurance, including interest and any other charges Lender may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to Borrower's total outstanding balance or obligation. The costs of the insurance may be more than the cost of insurance Borrower may be able to obtain on Borrower's own.

ARTICLE 8
CASUALTIES

Lender's Election to Apply Insurance Proceeds to Indebtedness

    8.1  In the event of any loss or damage to any portion of the Premises due to fire or other casualty, the Borrower shall have the right, but only if no Default or Event of Default exists hereunder, to settle insurance claims or agree with the insurance company or companies on the amount to be paid; provided, however that the Lender shall be permitted to participate in any such settlement and to hire its own adjusters to advise Lender in connection with any proposed settlement, and any such settlement shall be subject to the Lender's written approval; further, provided, however, that if a settlement is not reached within a reasonable period of time (as determined by the Lender), then the Lender shall have the sole right, in its sole discretion, to settle such claim. In any case, the Lender shall, subject to Section 8.2 below, have the right (but not the obligation) to collect, retain and apply to the Loan all insurance proceeds (after deduction of all expenses of collection and settlement, including attorneys' and adjusters' fees and expenses), and if such proceeds are insufficient to pay such amount in full, to declare the balance remaining unpaid on the Note to be immediately due and payable and to avail itself of any of the remedies afforded under this Agreement, the Note or any of the other Loan Documents as in the case of any Event of Default or default hereunder or thereunder. Any proceeds remaining after application to the Loan shall be paid by the Lender to the Borrower or any other party which may be entitled thereto.

Borrower's Obligation to Rebuild and Use of Proceeds Therefor

    8.2  Notwithstanding anything to the contrary set forth in Section 8.1 above, after deduction of all expenses of collection and settlement, including reasonable attorneys' and adjusters' fees and expenses, the Lender shall release such proceeds in installments from time to time to the Borrower provided that:

        (a)  The Borrower shall expeditiously repair and restore all damage to the Premises resulting from such fire or other casualty;

        (b)  The proceeds of insurance, in the Lender's sole judgment, are sufficient to complete the repair and restoration of the improvements located on the Premises, or if such proceeds of insurance are not so sufficient, then the Borrower shall have paid from its own funds the costs of restoration in the amount of such deficiency or, upon request by the Lender, shall have deposited with the Lender the amount of such deficiency in cash;

        (c)  no Default or Event of Default shall have occurred hereunder and be continuing; and

        (d)  in the Lender's sole judgment, the Premises (i) can be fully repaired and restored prior to the Maturity Date, (ii) can be operated on an economically feasible basis and (iii) will have a value substantially the same as that existing prior to such fire or other casualty.

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    All payments made by the Borrower and all funds received from the Borrower pursuant to Section 8.2(b) above shall first be fully made or disbursed before disbursement of any insurance proceeds. Provided that Lender reasonably determines that the Premises has been restored to its full function and value, any surplus which may remain after payment of such cost of repair and restoration, shall be paid to any other party entitled thereto. If, however, Lender reasonably determines that the Premises has not been restored to its full function and value, Lender may apply such surplus on account of the Loan.

ARTICLE 9
DEFAULTS

Events of Default

    9.1  Each of the following events shall constitute events of default ("Events of Default") hereunder:

        (a)  any representation or warranty made by or on behalf of (i) the Borrower in connection with this Agreement or the other Loan Documents or any of the Transactions shall prove to have been false or misleading in any material respect when made;

        (b)  default shall be made in the payment of any principal on the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

        (c)  default shall be made in the payment of any interest, loan fee or other amounts payable hereunder or under the other Loan Documents when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and such amount shall remain unpaid for seven (7) Business Days;

        (d)  default shall be made in the due observance of any covenant, condition or agreement on the part of the Borrower contained in Section 6.14 or Article 7;

        (e)  default shall be made in the due observance or performance of any other covenant, condition or agreement to be observed or performed by the Borrower pursuant to the terms of this Agreement or the other Loan Documents (a "Nonmonetary Default") and such default shall continue unremedied for a period of 30 days after written notice from the Lender of such default; provided, however, that if the Borrower promptly commences and diligently pursues a cure to a Nonmonetary Default which cannot be reasonably cured within the 30 day period, the Borrower shall have an additional 20 day period to complete such cure.

        (f)  The Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for itself or for a substantial part of its properties or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable generally, or admit in writing its inability, to pay its debts as they become due, (vii) suspend the transaction of all or a substantial portion of its usual business or (viii) take corporate action for the purpose of effecting any of the foregoing;

        (g)  An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower of a substantial part of any of its properties or assets under Title 11 of the United States Code or any other

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  federal or state bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Borrower or for a substantial part of its properties, or (iii) the winding-up or liquidation of the Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days;

        (h)  A final judgment for the payment of money in excess of $100,000 shall be rendered by a court or other tribunal against the Borrower and shall remain undischarged for a period of 30 consecutive days during which execution of such judgment shall not have been stayed effectively or final judgments for the payment of money aggregating in excess of $200,000 shall be rendered against the Borrower and such judgments shall remain undischarged for a period of 30 consecutive days during which execution of such judgments shall not have been stayed effectively;

        (i)  Any Loan Document shall cease to be in full force and effect and enforceable in accordance with its terms; or the Borrower shall assert the invalidity of any such instrument; or any security interest or lien purported to be created by any Loan Document shall cease to be a valid and perfected first priority security interest in any collateral described therein;

        (j)  An Event of Default shall occur under any of the other Loan Documents, which shall remain uncured after the expiration of any applicable notice, cure or grace period, if any; or

        (k)  An event of default shall occur under any other document evidencing or securing a loan from Lender to Borrower, any Guarantor or any Affiliate of Borrower or Guarantor, and such default remains uncured after the expiration of any applicable notice, cure or grace period, if any.

ARTICLE 10
LENDER'S REMEDIES IN EVENT OF DEFAULT

Remedies Conferred Upon the Lender

    10.1  Upon the occurrence of any Event of Default, the Lender, in addition to all remedies conferred upon the Lender by law and by the terms of the Note and the other Loan Documents, shall have the right, but not the obligation, to pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that all such remedies shall be cumulative and that no such remedy shall be to the exclusion of any other:

        (a)  declare the Note to be immediately due and payable without notice to the Borrower or any other Person;

        (b)  audit the books and records of the Borrower at the Borrower's cost and expense;

        (c)  use and apply any monies deposited by the Borrower with the Lender, regardless of the purpose for which the same was deposited, to cure any such default or to repay any indebtedness under this Agreement which is due and owing to the Lender; and

        (d)  exercise or pursue any other right or remedy permitted under this Agreement, or any of the other Loan Documents, or conferred upon the Lender by operation of law, including, without limitation, foreclosing on the Mortgaged Property.

Non-Waiver of Remedies

    10.2  No waiver of any breach or default hereunder shall constitute or be construed as a waiver by the Lender of any subsequent breach or default or of any breach or default of any other provision of this Agreement.

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ARTICLE 11
GENERAL PROVISIONS

Notices

    11.1

        (a)  Notices and other communications provided for herein and in the other Loan Documents shall be in writing and shall be delivered personally, sent via facsimile, mailed, by certified or registered mail, postage prepaid or delivered by overnight courier addressed:

    If to the Lender:
    CIB Bank
    20527 South LaGrange Road
    Frankfort, IL 60423-1345
    Attention: Joseph J. Pratl
    Facsimile: (815) 464-4906

    If to the Borrower:
    Florida Gaming Centers, Inc.
    3500 N.W. 37th Ave.
    Miami, FL 33142
    Attention: W. Bennett Collett
    Facsimile: (770) 554-0777

    With a copy to:

    Edward Becht
    321 S. 2nd Street
    Fort Pierce, FL 34950
    Facsimile: (561) 465-8909

        (b)  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of personal delivery, mailing or facsimile transmission and on the date one business day after delivery to an overnight courier, in each case addressed to such Person as provided in this Section 11.1 or in accordance with the latest unrevoked direction from such Person.

Survival of Agreement

    11.2  All covenants, agreements, representations and warranties made by the Borrower herein and in the other Loan Documents shall be considered to have been relied upon by the Lender and shall survive the making by the Lender of the Loan and the execution and delivery to the Lender of the Note evidencing the Loan and shall continue in full force and effect until the Note and all accrued interest thereon and all other Obligations then due and payable have been fully paid and the Lender has no further commitment to lend hereunder.

Successors and Assigns

    11.3  Whenever in this Agreement or any other Loan Document any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided however, that the Borrower may not assign or delegate any of its duties, obligations or responsibilities hereunder or under the Note or any other Loan Document without the prior written consent of the Lender, which consent shall be in the Lender's sole and absolute discretion. All

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covenants, promises and agreements by or on behalf of the Borrower which are contained in this Agreement or any other Loan Document to which the Borrower is a party shall inure to the benefit of the successors and assigns of the Lender. The Lender shall have the right to sell participations in and make assignments of all or any part of the Loan and the Note in its sole and absolute discretion and without the consent of or notice to the Borrower.

Expenses of the Lender; Indemnity

    11.4

        (a)  The Borrower agrees to pay all expenses reasonably incurred by the Lender (including the fees and expenses of the Lender's counsel and its paralegals, field exam expenses and related fees and environmental audit and appraisal fees) in connection with the preparation and administration of this Agreement and the other Loan Documents, including, without limitation, any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated) or reasonably incurred by the Lender (including the fees and expenses of the Lender's counsel and its paralegals) in connection with the enforcement of its rights in connection with this Agreement or the other Loan Documents. All such fees shall bear interest at the Default Rate until paid. The Borrower further agrees that it shall indemnify the Lender from and hold it harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

        (b)  The Borrower agrees to indemnify the Lender and its Affiliates, directors, officers, employees and agents against, and to hold the Lender and such Persons harmless from, any and all losses, claims, damages, liabilities, penalties, actions, judgments, suits, costs, and related expenses, including reasonable legal and paralegal fees and expenses, incurred by or asserted against the Lender or any such Persons arising out of, in any way connected with, or as a result of any claim, investigation, litigation or other proceeding (whether or not the Lender is a party) relating to (i) this Agreement or the other Loan Documents, (ii) the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder, (iii) consummation of the Transactions, (iv) the release, spillage, disposal, discharge, transporting, emission or leakage of Hazardous Materials, including any damage or injury resulting from any such Hazardous Materials to or affecting the Mortgaged Property or the soil, water, air, vegetation, buildings, personal property, persons or animals located on such properties or on any other property or otherwise, or (v) any violation of any Environmental Laws. The foregoing indemnity includes the cost of remedial action to the extent required to cause the Mortgaged Property to be in compliance with all applicable Environmental Laws. Notwithstanding the foregoing, this indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising solely from the gross negligence or willful misconduct of the Lender.

        (c)  The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the other Loan Documents, the consummation of the Transactions, the repayment of any of the Loan, the invalidity or unenforceability of any term or provision of this Agreement or any of the other Loan Documents, or any investigation made by or on behalf of the Lender. All amounts due under this Section 11.4 shall be payable on written demand.

Right of Setoff

    11.5  The Lender is hereby authorized at any time and from time to time after the occurrence and during the continuance of an Event of Default to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether held solely or jointly with others) at any time

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held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower (other than trust accounts held for the benefit of third parties in the ordinary course of the Borrower's business) to amounts then due and payable under this Agreement and the other Loan Documents, irrespective of whether or not the Lender shall have made any demand under this Agreement or any of the other Loan Documents. The rights of the Lender under this Section 11.5 are in addition to other rights and remedies (including other rights of setoff) which the Lender may have under applicable law or under the Loan Documents.

Applicable Law

    11.6  THIS AGREEMENT, THE NOTE AND EACH OF THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS (EXCLUSIVE OF ITS CONFLICTS OF LAWS PROVISIONS) EXCEPT WITH RESPECT TO THE PROVISIONS OF ANY LOAN DOCUMENTS WHICH RELATE TO REALIZING UPON ANY COLLATERAL LOCATED OUTSIDE THE STATE OF ILLINOIS WHICH SHALL BE GOVERNED BY THE LAW OF THE STATE IN WHICH SUCH COLLATERAL IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF ILLINOIS SHALL GOVERN THE VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS.

Waivers

    11.7  No failure or delay of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have. No waiver of any provision of this Agreement, the Note or the other Loan Documents, or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be authorized as provided in Section 11.8, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Amendments

    11.8  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

Severability

    11.9  In the event any one or more of the provisions contained in this Agreement, the Note or the other Loan Documents should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. If, because of the severance of any provision of this Agreement pursuant to this Section 11.9, the economic benefit of this Agreement to the Lender is altered in any way, the parties hereto agree to thereafter amend this Agreement in accordance with its terms to provide the Lender with the same economic benefit it had prior to the severance of such provision.

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Counterparts

    11.10  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one contract, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered or mailed to the Lender and the Borrower.

Headings

    11.11  Article and Section headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Consent to Jurisdiction

    11.12  THE BORROWER HEREBY IRREVOCABLY AGREES THAT ANY SUIT, ACTION, PROCEEDING OR CLAIM AGAINST IT ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT OR ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS. NOTHING HEREIN SHALL, OR SHALL BE CONSTRUED SO AS TO, LIMIT THE RIGHT OF THE LENDER, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO BRING ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO THE OBLIGATIONS AND LIABILITIES OF THE BORROWER UNDER, OR ANY OTHER MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE LOAN DOCUMENTS OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING IN THE COURTS OF ANY JURISDICTION IN WHICH ANY ASSETS, PROPERTIES OR REVENUES OF THE BORROWER MAY BE FOUND, OR THE RIGHT TO AFFECT SERVICE OF PROCESS IN ANY JURISDICTION IN ANY OTHER MANNER PERMITTED BY LAW. IN ADDITION, THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS, SUITS OR PROCEEDINGS BROUGHT IN ANY OF THE COURTS REFERRED TO ABOVE, AND FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY OF THE AFORESAID COURTS HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM.

Waiver of Jury Trial

    11.13  THE BORROWER AND THE LENDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

Interest Limitation

    11.14  Anything in this Agreement, the Note or any Loan Document to the contrary notwithstanding, the Borrower shall never be required to pay interest at a rate in excess of the highest

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lawful rate, and if the effective rate of interest that would otherwise be payable under this Agreement, the Note or any Loan Document would exceed the highest lawful rate, or if any holder of the Note shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Agreement, the Note or any Loan Document to a rate in excess of the highest lawful rate, then (a) the amount of interest that would otherwise be payable under this Agreement, the Note and the Loan Documents shall be reduced to the amount allowed under applicable law, and (b) any interest paid in excess of the highest lawful rate shall, at the option of the holders of the Note, be either refunded to the payor or credited on the principal of the Note.

Apparent Inconsistencies

    11.15  In the event of any conflict or inconsistency between the terms and provisions of this Agreement and those of any other Loan Document, the terms and provisions of this Agreement shall govern and control to the extent of such conflict or inconsistency.

No Partnership or Joint Venture; Limitation of Liability

    11.16  Nothing herein is intended to establish any partnership or joint venture between Lender and Borrower, it being agreed that the sole relationship between the parties hereto is that of a lender and a borrower. No provision hereof, and no enumeration herein of the rights or privileges of the Lender, shall give rise to any liability of the Lender as an owner or other equity holder of the Borrower, whether such liability is asserted by the Borrower or the creditors of the Borrower.

Specific Performance

    11.17  The parties hereto agree that in the event of a breach of any of the provisions hereof, equitable remedies and the remedy of specific performance, among others, shall be available to the parties hereto.

Construction

    11.18  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Land Trust Exculpation

    11.19  This Agreement is executed and delivered by City National Bank of Florida, not personally, but as Trustee as aforesaid in the exercise of the power and authority conferred upon and vested in it as such Trustee, provided that City National Bank of Florida hereby personally warrants that it possesses full power and authority to execute and deliver the same. It is expressly understood and agreed that nothing contained in this Agreement shall be construed as creating any liability on City National Bank of Florida personally to pay the indebtedness evidenced and secured by the Note and the other Loan Documents or any interest that may accrue thereon, or to perform any covenant, express or implied, contained therein, all such personal liability, if any, being expressly waived by Lender and by every person now or hereafter claiming any right or security hereunder.

[SIGNATURE PAGE FOLLOWS]

Page 57 of 97 Pages

    IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

THE BORROWER:
ATTEST:		FLORIDA GAMING CENTERS, INC.
By:	/s/ William B. Collett, Jr.	By:	/s/ W. B. Collett

Name:	/s/ William B. Collett, Jr.	Name:	/s/ W. Bennett Collett

Title:	Assistant Secretary	Title:	Chairman & CEO

CITY NATIONAL BANK OF FLORIDA, successor by merger to City National Bank of Miami, as Trustee under Trust Agreement dated January 3, 1979 and known as Trust No. 5003471
		By:	/s/ Glenn Edward Randle

Glenn Edward Randle Vice President and Trust Officer
THE LENDER:
CIB BANK
		By:	Joseph J. Pratl

		Name:	J. Pratl

		Title:	Sr. V. P.

Page 58 of 97 Pages

EXHIBIT A-1

LEGAL DESCRIPTION OF THE MIAMI PREMISES

    Tract "A" FRONTON HEIGHTS ADDITION, according to the Plat thereof, recorded in Plat Book 90, Page 20, of the public records of Miami-Dade County, Florida.

Page 59 of 97 Pages

EXHIBIT A-2

LEGAL DESCRIPTION OF THE FORT PIERCE PREMISES

PARCEL 5:

    LEGAL DESCRIPTION: The South 1/2 of the SW 1/4 of the NW 1/4 of Section 13. Township 35 South, Range 39 East, St. Lucie County, Florida; EXCEPTING therefrom the right of way for Kings Highway and ALSO EXCEPTING therefrom the following described property, to-wit: From the SW corner of said South 1/2 of the SW 1/4 of the NW 1/4 running East 25 feet to the East right of way of Kings Highway for the Point of Beginning; thence continue East 333.4 feet; thence North 243.0 feet; thence West 333.4 feet to the East right of way of Kings Highway; thence South along the said East right of way 243 feet to the Point of Beginning, as delineated on a survey dated March 24, 1972, prepared by A.G. Weatherington and Associates, Inc., Florida Certificate No. 1859.

    The North 1/2 of the NW 1/4 of the SW 1/4 Less the South 150 feet of the North 300 feet of the East 247 feet, more or less, of the West 272 feet, more or less, and LESS the West 134 feet of the East 218 feet of the South 165 feet of the North 337 feet and LESS the East 264 feet of the West 536.4 feet of the North 334.41 feet; ALSO LESS AND EXCEPTING the right of way for Kings Highway (State Road 607), all lying and being in Section 13, Township 35 South, Range 39 East, St. Lucie County, Florida, as delineated on a survey dated March 24, 1972, prepared by A.G. WEATHERINGTON and Associates, Inc., Florida Certificate No. 1859.

    The West 134 feet of the East 218 feet of the South 165 feet of the North 337 feet of the North 1/2 of the NW 1/4 of the SW 1/4 of Section 13, Township 35 South, Range 39 East, St. Lucie County, Florida.

Page 60 of 97 Pages

EXHIBIT A-3

LEGAL DESCRIPTION OF THE FGC PROPERTY

PARCEL 1:

    The South one-half of the Northwest one-quarter of the Northwest one-quarter of Section 13, Township 35 South, Range 39 East, St. Lucie County, Florida; less and except canal right-of-way.

PARCEL 2:

    The North one-half of the Southwest one-quarter of the Northwest one-quarter of Section 13, Township 35 South, Range 39 East, less rights-of-way for roads and drainage canals.

PARCEL 3:

    PARCEL A:  From the NE corner of NW 1/4 of Section 13, Township 35 South, Range 39 East, run Wly along North line of said Section, 40 feet to West R/W Copenhaver Road; thence Sly along said West R/W, 685 feet to the POINT OF BEGINNING; thence continue Sly along West R/W, 264 feet; thence Wly, 292.46 feet; thence Sly parallel with Copenhaver Road, 132 feet; thence Ely, 25 feet; thence Sly parallel with Copenhaver Road, 132 feet; thence Ely 25 feet; thence Sly parallel with Copenhaver Road, 132 feet; thence Ely, 242.38 feet to West R/W of Copenhaver Road; thence Sly along said West R/W 60 feet; thence Wly 282 feet; thence Sly parallel with Copenhaver Road, 194 feet; thence Ely 282 feet to West R/W Copenhaver Road; thence Sly along said West R/W, 41.8 feet. M/L to a point that is 1042 feet North of, and 40 feet Wly of, SE corner of aforesaid NW 1/4; thence Wly 399 feet; thence Sly parallel with Copenhaver Road, 888 feet; thence Ely 272.93 feet; thence Sly parallel with Copenhaver Road, 154 feet to the South line of aforesaid NW 1/4; thence Wly along South line of aforesaid NW 1/4; 1159.29 feet; to the SW corner of SE 1/4 of aforesaid NW 1/4; thence Nly along West line of said SE 1/4 of NW 1/4, 1339.76 plus or minus feet. M/L to NW corner of said SE 1/4 of NW 1/4; thence Ely along North line of said SE 1/4 of NW 1/4; 662.91 feet. M/K to SE corner of SW 1/4 of NE 1/4 of NW 1/4; thence Nly along East line of said SW 1/4 654.95 plus or minus feet. M/L to a point that is 685 feet South of North line of Section; thence Ely 662.83 plus or minus feet. M/L to West R/W Copenhaver Road and the POINT OF BEGINNING.

    PARCEL B:  Beginning at the SW corner of the NE 1/4 of Section 13, Township 35 South, Range 39 East, St. Lucie County, Florida; thence North 746 feet for Point of Beginning; thence West 439 feet; thence North 296 feet; thence East 439 feet; thence South to Point of Beginning. LESS AND EXCEPTING right-of-way of Copenhaver Road.

PARCEL 4:

    The East 1288.06 feet of the West 1313.06 feet of the South One-Half (1/2) of the Northwest One-Quarter (1/4) of the Southwest One-Quarter (1/4) of Section 13, Township 35 South, Range 39 East, recorded in the Public Records of St. Lucie County, Florida, LESS and EXCEPTING therefrom the South 40.00 feet for Graham Road right-of-way.

PARCEL 6:

    Starting at the Southwest corner of the Northwest 1/4 of Section 13, Township 35 South, Range 39 East, St. Lucie County, Florida, run East to the East right-of-way of Kings Highway; thence run North along said East right-of-way, a distance of 143 feet to the Point of Beginning; thence continue along said East right of way, a distance of 100 feet; thence run East, a Distance of 333.4 feet; thence run South, a distance of 100 feet; thence run West, a distance of 333.4 feet to the Point of Beginning.

Page 61 of 97 Pages

PARCEL 7:

    From the Southwest corner of the Northwest 1/4 of Section 13, Township 35 South, Range 39 East, St. Lucie County, Florida, run East along the East-West one-quarter section line to the East right-of-way of Kings Highway for Point of Beginning; thence continue East along said one-quarter section line a distance of 333.4 feet; thence run North, parallel with the West line of said Section a distance of 143 feet; thence run West, a distance of 333.4 feet to a point on the East right-of-way line of said Kings Highway which is 143 feet North of the Point of Beginning; thence run South to the Point of Beginning.

Page 62 of 97 Pages

EXHIBIT B-1

MIAMI PERMITTED EXCEPTIONS

1.
Restrictions, conditions, reservations, easements and other matters contained on the Plat of Fronton-Heights Addition, as recorded in Plat Book 90, Page(s) 20, public records of Miami-Dade County, Florida.

2.
Restrictive Covenant running with the land recorded in O.R. Book 9900, Page 1251, of the public records of Miami-Dade County, Florida.

3.
Right of Way Agreement recorded in O.R. Book 10328, Page 8 of the public records of Miami-Dade County, Florida.

4.
Ordinance No. 77-90 recorded in O.R. Book 9940, Page 62 of the public records of Miami-Dade County, Florida.

5.
State of Florida Department of Transportation Project Resolution recorded in O.R. Book 18345, Page 410, First Amended in O.R. Book 19022, Page 3992, Second Amended in O.R. Book 19460, Page 3953 of the public records of Miami-Dade County, Florida.

Page 63 of 97 Pages

EXHIBIT B-2

FORT PIERCE PERMITTED EXCEPTIONS
and
FGC PERMITTED EXCEPTIONS

1.
Subject to Right-Of-Way for Kings Highway, as now laid out and in use.

2.
General Permits recorded in Deed Book 220, Page 430, Deed Book 220, Page 431; and Deed Book 220, Page 432, of the public records of St. Lucie County, Florida.

3.
Reservations contained in instrument recorded in Deed Book 119, Page 321, Deed Book 131, Page 137; and Deed Book 132, Page 313, of the public records of St. Lucie County, Florida.

4.
Right-Of-Way Deeds recorded in Deed Book 241, Page 283, and O.R. Book 33, Page 632, of the public records of St. Lucie County, Florida.

5.
Right-Of-Way of Copenhaver Road, as now laid out and in use.

6.
Lease Agreement recorded in O.R. Book 689, Page 1611, of the public records of St. Lucie County, Florida.

7.
Easement to Fort Peirce Utilities Authority recorded in O.R. Book 665, Page 2456 and O.R. Book 632, Page 1888, of the public records of St. Lucie County, Florida.

8.
Subject to matters as shown on survey prepared by James A. Fowler, Land Surveying Company dated October 15, 2001.

9.
Agreement recorded in O.R. Book 585, Page 707, of the public records of St. Lucie County, Florida.

10.
Easement to Florida Power and Light Company recorded in O.R. Book 222, Page 2330, of the public records of St. Lucie County, Florida.

11.
Permit recorded in O.R. Book 204, Page 2155, of the public records of St. Lucie County, Florida.

12.
Reservations contained in Warranty Deed recorded in O.R. Book 221, Page 144, of the public records of St. Lucie County, Florida.

Page 64 of 97 Pages

EXHIBIT C

WARRANT AGREEMENT

Page 65 of 97 Pages

SCHEDULE 4.1(J)

PARTNERSHIP OR JOINT VENTURES

None

Page 66 of 97 Pages

SCHEDULE 4.1(L)

STOCK AGREEMENTS

None

Page 67 of 97 Pages

SCHEDULE 4.1(O)

LITIGATION

1.
Florida Gaming Centers, Inc. d/b/a Miami Jai Alai and Sumner Jai Alai v. Dept. of Business and Professional Regulation, Division of Pari-Mutuel Wagering, Circuit Court, 2nd Judicial District, Leon County, Case # 00-2415 (tax issue).

2.
Wheeler-Phoenix, Inc. and WJA Realty L.P. v. Florida Gaming Centers, Inc. and Florida Gaming Corporation (non-payment of $450,000 note and 10% of FGCI gains)

3.
Millennium Partners, L.P. v. Florida Gaming Corporation (non-payment of $2,000,000 note—stock buy-back)

4.
Personal injury claims brought by James Howard, Willie Baker and Louise Barrett.

Page 68 of 97 Pages

SCHEDULE 4.1(AA)

CONDEMNATION

    Borrower has disclosed to Lender that the Miami Premises are located within the path of expansion for the Miami airport and the Miami Premises may be acquired by the airport authority in a sale in lieu of condemnation. The Borrower is presently negotiating with the airport authority for a sale price in the range of $10 million to $12 million.

Page 69 of 97 Pages

SCHEDULE 4.1(BB)

PERMITS AND LICENSES

1.
State of Florida Pari-Mutuel Wagering License #2040 for Jai-Alai at Miami Jai-Alai dated 3/15/2001.

2.
State of Florida Pari-Mutuel Wagering License #CR273/2001-2002 for various card games at Miami Jai-Alai dated 3/15/2001.

3.
State of Florida Pari-Mutuel Wagering License #2080 for Jai-Alai at Sumner Jai-Alai dated 3/15/2001.

4.
State of Florida Pari-Mutuel Wagering License #CR280/2001-2002 for various card games at Sumner Jai-Alai dated 3/15/2001.

5.
State of Florida Pari-Mutuel Wagering License #2030 for Jai-Alai at Fort Pierce Jai-Alai dated 3/15/2001.

6.
State of Florida Alcoholic Beverages/Tobacco License at Miami Jai Alai expiration date 3/31/2002.

7.
State of Florida Alcoholic Beverages/Tobacco License at Ft. Pierce Jai Alai expiration date 3/31/2002.

8.
Various Occupational License Tax Licenses for snack bars, eating establishments, arenas, and vending machines at Miami Jai-Alai, expiration date 9/30/2001, with Renewals dated 9/14/2001.

9.
Various Hotel and Restaurant Licenses for snack bars and eating establishments at Miami Jai-Alai, expiration date 10/01/2002.

10.
Various St. Lucie County Occupational Licenses for snack bars, eating establishments, arenas, and vending machines at Ft. Pierce Jai-Alai, expiration date 9/30/2002.

11.
Various Hotel and Restaurant Licenses for snack bars and eating establishments at Ft. Pierce Jai-Alai, expiration date 4/01/2001.

Page 70 of 97 Pages

SCHEDULE 4.1(DD)

AGREEMENTS

1.
Consulting and Non-Competition Agreement with Richard Donovan dated 12/31/1996 (as amended 11/24/1998).

2.
Consulting and Non-Competition Agreement with Roger Wheeler dated 12/31/1996.

Page 71 of 97 Pages

QuickLinks

LOAN AGREEMENT
EXHIBIT A-1 LEGAL DESCRIPTION OF THE MIAMI PREMISES
EXHIBIT A-2 LEGAL DESCRIPTION OF THE FORT PIERCE PREMISES
EXHIBIT A-3 LEGAL DESCRIPTION OF THE FGC PROPERTY
EXHIBIT B-1 MIAMI PERMITTED EXCEPTIONS
EXHIBIT B-2 FORT PIERCE PERMITTED EXCEPTIONS and FGC PERMITTED EXCEPTIONS
EXHIBIT C WARRANT AGREEMENT
SCHEDULE 4.1(J) PARTNERSHIP OR JOINT VENTURES None
SCHEDULE 4.1(L) STOCK AGREEMENTS None
SCHEDULE 4.1(O) LITIGATION
SCHEDULE 4.1(AA) CONDEMNATION
SCHEDULE 4.1(BB) PERMITS AND LICENSES
SCHEDULE 4.1(DD) AGREEMENTS